Exhibit 99.1

Banc of California Announces Quarterly Dividends
SANTA ANA, Calif., (November 15, 2019) — Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared a quarterly cash dividend of $0.06 per share on its outstanding common stock. The dividend will be payable on January 2, 2020 to stockholders of record as of December 18, 2019.
Banc of California maintains a Dividend Reinvestment Plan (DRIP) which allows stockholders to automatically acquire shares at a 3% discount from the applicable market price. All registered stockholders with holdings maintained at that Company's transfer agent, Computershare, are eligible to participate in the DRIP program. For more information on the Company's DRIP program, please contact Investor Relations through IR@bancofcal.com or at (855) 361-2262.
The Board of Directors also declared a quarterly dividend of $0.460938 per depository share on the Company's 7.375% Series D Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on December 16, 2019 to holders of record as of November 29, 2019. The Series D depository shares are traded on the New York Stock Exchange under the “BANC PRD” symbol.
The Board of Directors also declared a quarterly dividend of $0.4375 per depository share on the Company's 7.00% Series E Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on December 16, 2019 to holders of record as of November 29, 2019. The Series E depository shares are traded on the New York Stock Exchange under the “BANC PRE” symbol.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $8.6 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 43 offices including 32 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.
Source: Banc of California, Inc.
INVESTOR RELATIONS INQUIRIES:
Banc of California, Inc.
Jared Wolff, (949) 385-8700
Mike Smith, (855) 361-2262

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com